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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

          This Employment Agreement dated as of November 19, 1999 and effective as of September 1, 1999, is made by and between Empi Corp., a Minnesota corporation (together with any successor thereto, the "Company"), and Patrick D. Spangler (the "Executive").

                                    RECITALS

          A. It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform such services under the terms hereof.

          B. The Executive desires to commit himself to serve the Company on the terms herein provided.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

          1.   Certain Definitions.

               (a)  "Annual Base Salary" shall have the meaning set forth in
Section 4.

               (b)  "Board" shall mean the Board of Directors of the Company.

               (c) The Company shall have "Cause" to terminate the Executive's employment hereunder upon the Executive's:

                    (i) failure substantially to perform his duties hereunder, other than any such failure resulting from the Executive's Disability, after notice and reasonable opportunity for cure, all as determined by the Board;

                    (ii) conviction of a felony or a crime involving moral turpitude; or

                    (iii) fraud or personal dishonesty involving Company's assets.

               (d) "Company" shall have the meaning set forth in the preamble hereto.

               (e) "Compensation Committee" means the compensation committee of the Board.

               (f) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, or, (ii) if the Executive's employment is terminated pursuant to Section 5(a)(ii) - (vi), the date specified in the Notice of Termination.

               (g) "Disability" shall mean the absence of the Executive from the Executive's duties to the Company on a full-time basis for a total of three months during any six month period as a result of incapacity due to mental or physical illness.

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               (h)  "Executive" shall have the meaning set forth in the preamble hereto.

               (i) The Executive shall have "Good Reason" to terminate his employment in the event that the Company

                    (i) fails to make any payment or provide any material benefit hereunder,

                    (ii)  commits a material breach of this Agreement, or

                    (iii) without the Executive's consent, materially diminishes the Executive's position, duties or responsibilities to the Company,

in each case, if the Company does not cure such failure, breach or action after notice and a reasonable opportunity to cure.

               (j) "Incentive Compensation Plan" shall mean the annual performance bonus plan as in effect from time to time, as adopted and administered by the Board.

               (k)  "Notice of Termination" shall have the meaning set forth in
Section 5 (b).

               (l) "Term" shall have the meaning set forth in Section 2(b).

          2.   Employment.

               (a) The Company shall employ the Executive, and the Executive shall continue in the employ of the Company, for the period set forth in this
Section 2, in the position set forth in Section 3 and upon the other terms and conditions herein provided. The initial term of employment under this Agreement (the "Initial Term") shall be for the period beginning on the effective date of this Agreement and ending on December 31, 2002, unless earlier terminated as provided in Section 5.

               (b) The employment term hereunder shall automatically be extended for successive one-year periods ("Extension Terms" and, collectively with the Initial Term, the "Term") unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.

          3.   Position and Duties.

               (a) The Executive shall serve as the Executive Vice President and the Chief Financial Officer of the Company with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.

               (b) If elected or appointed thereto, and only for the duration of such elected term or appointment, the Executive shall also serve as a director of the Company and any

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of its subsidiaries and/or in one or more executive offices of any of such subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis consistent with that provided by the Company to other directors of the Company or similarly situated executive officers of any such subsidiaries.

          4. Compensation and Related Matters.

               (a) Annual Base Salary. During the Term the Executive shall receive a base salary at a rate of $175,000 per annum ("Annual Base Salary"), subject to increase as determined by the Compensation Committee and subject to reduction only in connection with an across-the-board reduction applicable to senior management of the Company generally.

               (b) Bonus. During the Term, the Executive shall be eligible to receive a bonus pursuant to the Company's Incentive Compensation Plan, the 1999 terms of which are attached hereto as Exhibit A. If the Company meets or exceeds its goals under the Incentive Compensation Plan, the bonus payable to the Executive shall be equal to the amount prescribed in the Incentive Compensation Plan, and otherwise if such goals are not met, shall be in such amount, if any, as the Board determines in its sole discretion.

               (c) Benefits. The Executive shall be entitled to participate in the other employee benefit plans, programs and arrangements of the Company (including vacation) now (or, to the extent determined by the Board, hereafter) in effect which are applicable to the senior officers of the Company, subject to and on a basis consistent with the terms, conditions and overall administration thereof.

               (d) Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company's documentation and other policies with respect thereto.

               (e) Directors' and Officers' Insurance. During the Term, the Company will maintain for the benefit of the Executive (in his capacity as an officer and/or director of the Company) directors' and officers' insurance; provided, that the Company may terminate such insurance coverage for all officers and directors, including the Executive, if a majority of the members of the Board determine in good faith that such insurance is not available or is available only at unreasonable expense.

          5. Termination . The Executive's employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

               (a)  Circumstances.

                    (i) Death. The Executive's employment hereunder shall terminate upon his death.

                    (ii) Disability. If the Company determines in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice

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         of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties. The Executive shall continue to receive his Annual Base Salary until the Date of Termination.

                    (iii) Termination for Cause. The Company may terminate the Executive's employment hereunder for Cause.

                    (iv) Termination without Cause. The Company may terminate the Executive's employment hereunder without Cause.

                    (v) Resignation for Good Reason. The Executive may terminate his employment for Good Reason.

                    (vi) Resignation without Good Reason. The Executive may resign his employment without Good Reason upon 60 days written notice to the Company.

               (b) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive under this Section 5 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a Date of Termination which, except in the case of termination for Cause, shall be at least fourteen days following the date of such notice (a "Notice of Termination").

          6.   Severance Payments.

               (a) Termination without Cause or Resignation for Good Reason. If the Executive's employment shall terminate without Cause (pursuant to Section 5(a)(iv)) or for Good Reason (pursuant to Section 5(a)(v)), the Company shall:

                    (i) pay to the Executive, for the eighteen month period following the Date of Termination, in accordance with its regular payroll practice, his Annual Base Salary as in effect on the Date of Termination; and

                    (ii) for the year in which the termination occurs, pay to the Executive a pro-rated amount of bonus based on the Company's year-to-date performance (as determined by the Board) in relation to the performance targets set forth in the Incentive Compensation Plan; and

                    (iii) continue for 18 months the Executive's coverage under the Company medical and dental plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination as if the Executive were an active employee during such time, subject to standard employee contributions by the Executive as are required under such plans, and further subject to the Executive's election

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          of "COBRA" continuation coverage during such period. Following the expiration of the COBRA period, the Company may continue coverage under the Company's medical and dental plans or provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs. All post-employment coverage under such plans shall be co-extensive with COBRA continuation coverage required by law, and shall cease if the Executive becomes eligible for coverage under another employer's plans.

                    (b) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

          7.   Competition.

               (a) The Executive shall not, at any time during the Term or during the 12-month period following the expiration of the term (or, if earlier, the Date of Termination), without the prior written consent of the Board, directly or indirectly engage in, or have any equity interest in, or be employed by or manage or operate any person, firm, corporation, partnership, business or product (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business or develops, manufactures or sells any product which competes with any business or product of the Company or any entity owned by it anywhere in the world; provided, however, that the Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired is not more than five percent (5%) of the outstanding shares of such corporation.

                    (b) In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

          8.  Nondisclosure of Proprietary Information.

                    (a) Except as required in the faithful performance of the Executive's duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, business strategy, business development, finances, principals, vendors, distributors, suppliers, customers, potential customers, manufacturing methods, sales methods, marketing methods, costs, prices, contractual relationships, information systems, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The

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parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

                    (b) Upon termination of the Executive's employment with Company for any reason and upon the Company's request, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning, without limitation, the Company's operations, processes, products, inventions, business practices, business strategy, business development, finances, principals, vendors, distributors, suppliers, customers, potential customers, manufacturing methods, sales methods, marketing methods, costs, prices, contractual relationships, information systems, regulatory status, compensation paid to employees or other terms of employment and/or which contain proprietary information or trade secrets.

                    (c) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

          9. Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

          10. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

          11. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Minnesota.

          12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          13. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

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               (a)  If to the Company:

                           Empi Corp.
                           599 Cardigan Road
                           St. Paul, MN 55126
                           Attn:  Joseph E. Laptewicz, Jr.
                           Phone: (651) 415-9000
                           Fax:  (651) 415-7497

                           With copies to:

                           The Carlyle Group
                           520 Madison Avenue, 41st Floor
                           New York, NY 10022
                           Attn:  Walter Jin
                           Phone: (212) 381-4900
                           Fax:  (212) 381-4901

                           and

                           Latham & Watkins
                           885 Third Avenue, Suite 1000
                           New York, New York 10022
                           Attn:  Maureen A. Riley
                           Phone: (212) 906-1200
                           Fax:  (212) 751-4864

               (b) If to the Executive, to him at the address set forth below under his signature;

or at any other address as any party shall have specified by notice in writing to the other parties.

          14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

          15. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

          16. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chairman of the compensation committee of the Board. By an instrument in writing similarly executed, the

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Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

          17. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

          18. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in St. Paul, Minnesota in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 7 or 8 of the Employment Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond. The fees and expense of the arbitrator shall be borne by the Company.

                            [signature page follows]

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          IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                             THE COMPANY

                                             EMPI CORP.

                                             By: _______________________________
                                                 Name:
                                                 Title:

                                             THE EXECUTIVE

                                                 _______________________________
                                                 Name:     Patrick D. Spangler

                                                 Address:  599 Cardigan Road
                                                           St. Paul, MN 55126

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